EXHIBIT 99.2

CFO Commentary on Fourth-Quarter 2014 Results

Summary

The fourth quarter 2014 results compared to last year’s fourth quarter were as follows:

•	Revenue of $392.4 million down 1.9% from $400.2 million (up approximately 6.2% when adjusted to comparable number of days in both periods)
•	Gross margin of 23.8% improved sequentially by 1.8 percentage points and increased over the prior year by 2.0 percentage points
•	Operating income increased 31.1% to $21.6 million compared to $16.5 million in the prior year
•	Net income applicable to common shares was $14.3 million compared to the prior year of $8.3 million
•	Net income per diluted common share was $0.19 compared to the prior year of $0.11
•	*Adjusted EBITDA was $36.3 million compared to the prior year’s $30.1 million

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.

Revenue

Revenue of $392.4 million was down by 1.9% from a year ago. However, the prior year fourth quarter included an extra week of operations due to our use of a “4-4-5 week” accounting calendar. When adjusted to a comparable number of days, revenue in our fourth quarter increased by approximately 6.2% compared to the prior year. On this adjusted basis, we achieved revenue growth in all three of our operating segments.

•	Coater’s third-party revenue of $32.4 million increased by 12.3% with third-party volumes up by 14.4% versus last year’s fourth quarter results. Total revenue, including intercompany activity increased 5.0%. Adjusted as noted above, third-party revenue increased approximately 21.2% and volumes increased 23.5%.

•	Component’s third-party revenue of $170.3 million decreased by 3.0% with third-party volumes down by 8.5% compared to last year’s fourth quarter. Adjusted as noted above, third-party revenue increased approximately 4.8% and volumes decreased by 1.2%.

•	Building’s third-party revenue of $189.7 million decreased by 3.1% with third-party volumes down by 11.0% versus last year’s comparable quarter. Adjusted as noted above, third-party revenue increased approximately 5.2% and volumes decreased by 3.3%.

Gross Margin

Gross profit increased to $93.4 million, up $6.1 million from last year’s fourth quarter. Our gross margins of 23.8% increased sequentially by 1.8 percentage points and increased over the prior year by 2.0 percentage points. Our investments to improve our manufacturing responsiveness and focus on value oriented commercial discipline are beginning to be reflected in our improving gross margins.

Gross Margin Reconciliation: Q4’13 to Q4’14 (21.8% to 23.8%, up 2.0 percentage points)
[note: point attributions are approximate]

•	+ 2.4 points: Improvements in commercial discipline and value pricing

•	+ 0.3 points: Segment and product sales mix (i.e., relative ratio of sales amongst segments and products)

•	- 0.7 points: Manufacturing costs, partially driven by ramping up new insulated architectural panel facility

ESG&A Expenses

ESG&A expenses were $68.4 million, down $2.5 million from a year ago. ESG&A expenses as a percent of revenues decreased from 17.7% last year to 17.4% in the current quarter. Other than variable costs that fluctuate with revenue, the change in ESG&A expenses over the prior year is attributable primarily to the following:

•	- ~ $5.0 million decrease resulting from one less week in the current quarter

•	- ~ $2.4 million decrease related to lower share based compensation costs

•	+ ~ $1.6 million related to incentive compensation plans

•	+ ~ $1.1 million related to healthcare and insurance related costs

•	+ ~ $0.7 million related to wage based inflation

Income Tax Provision

Our income tax provision was unusual this period because it included a $2.7 million benefit from the reversal of a deferred tax valuation allowance related to our Canadian operations. This reversal results from the trend of positive taxable income generated in Canada over the last several years, the expectation that trend will continue and the conclusion that it was more likely than not that we would be able to realize the benefits of existing deferred taxes in future periods.

*Adjusted EBITDA

*Adjusted EBITDA increased $6.2 million from $30.1 million last year to $36.3 million in the current quarter. The increase in EBITDA is attributable to the following:

•	+ $15.9 million improvements in product mix, commercial discipline and value based pricing

•	- $ 6.9 million net effect of lower business volumes in Components and Buildings, offset by an increase in Coaters, partially driven by one less week of activity

•	- $ 1.4 million related to incremental spending on growth initiatives primarily in Components, including ramping up new architectural panel facility

•	- $ 0.6 million related to other income and expenses, primarily foreign currency gains and losses

•	- $ 0.5 Incremental costs related to wage inflation and incentive compensation, net of other cost reductions

Cash and Working Capital

Our cash balance of $66.7 million increased sequentially, but was lower than the $77.4 million in the same quarter of the prior year. The decline in cash from the $77.4 million at the end of the last fiscal year is due to the $23.3 million used to repurchase shares of common stock in the first quarter. In addition, our investment in working capital increased by $16.2 million over the prior year due primarily to changes in timing of inventory receipts and vendor payments in our respective fourth quarters between 2013 and 2014. Our average days sales outstanding for the quarter improved to 31.2 days, compared to 32.6 days in the prior year same period. Our average days in inventory outstanding increased to 42.1 days, compared to 40.3 days in the prior year. And finally, our average days in payables outstanding declined to 32.5 days compared to 34.2 days from the same period of the prior year.

Q1 2015 Outlook

The following are our current expectations for certain financial items for our first fiscal quarter of 2015. The guidance provided here excludes the impact of completing the acquisition of CENTRIA, which, depending on regulatory approval, is expected to close in our first fiscal quarter of 2015:

ESG&A Expenses

We expect our ESG&A expenses to range between $64 million and $67 million.

Interest Expense

We expect our interest expense, including the amortization of deferred financing costs and costs from our revolving asset-based lending facility, to range between $3.0 million and $3.3 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 37% and 40%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our quarterly effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 73.2 million for the upcoming quarter and 75.9 million for fiscal 2015. This compares to the 74.7 million shared used in the calculation of diluted EPS for the fourth quarter of 2014. The variation in the share count is driven by the inclusion or exclusion of common stock equivalents in the EPS calculation for each period, which depends on whether they are dilutive or antidilutive to the calculation in that period.

Balance Sheet and Cash Flow Items

We expect our total capital expenditures in fiscal 2015 to range between $22 million and $26 million.

Forward-Looking Statements

Certain statements and information in this CFO Commentary may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this CFO Commentary. These forward-looking statements reflect the Company's current expectations and/or beliefs concerning future events.  The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements.  Among the factors that could cause actual results to differ materially include, but are not limited to, our ability to consummate the acquisition of CENTRIA (“Acquisition”) on a timely basis, or at all; our ability to integrate CENTRIA with the Company’s business and to realize the anticipated benefits of such Acquisition, ability to make strategic acquisitions accretive to earnings; industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's existing debt, and ability to obtain future financing including significant additional debt to finance the Acquisition; ability to comply with financial tests and covenants contained in the Company’s existing and future debt obligations; operational limitations or restrictions in connection with the Company’s debt; recognition of asset impairment charges; fluctuations in customer demand; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; commodity price increases and/or limited availability of raw materials, including steel; competitive activity and pricing pressure; increases in energy prices; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; breaches of the Company’s information system security measures and damage to our major information management systems; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; costs related to environmental cleanups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the volatility of the Company's stock price, the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by our sponsor; and substantial governance and other rights held by our sponsor. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2013, in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended February 2, 2014, May 4, 2014, August 3, 2014 and other reports we file with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.  The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA")

(In thousands)

(Unaudited)

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Trailing 12 Months
	February 2,	May 4,	August 3,	November 2,	November 2,
	2014	2014	2014	2014	2014
Net income (loss)	$(4,258)	$(4,905)	$6,089	$14,259	$11,185
Add:
Depreciation and amortization	8,767	8,941	8,994	9,220	35,922
Consolidated interest expense, net	3,100	3,035	3,142	3,053	12,330
Provision (benefit) for income taxes	(2,506)	(3,057)	2,837	4,215	1,489
Gain on insurance recovery	(987)	(324)	-	-	(1,311)
Secondary offering costs	704	50	-	-	754
Strategic development costs			1,486	3,512	4,998
Non-cash charges:
Share-based compensation	3,179	2,563	2,404	2,022	10,168

Adjusted EBITDA (1)	$7,999	$6,303	$24,952	$36,281	$75,535

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Trailing 12 Months
	January 27,	April 28,	July 28,	November 3,	November 3,
	2013	2013	2013	2013	2013
Net income (loss)	$(3,627)	$(5,342)	$(12,192)	$8,276	$(12,885)
Add:
Depreciation and amortization	9,122	8,809	9,066	9,012	36,009
Consolidated interest expense, net	6,244	6,149	5,130	3,334	20,857
Provision (benefit) for income taxes	(1,825)	(2,506)	(9,933)	5,410	(8,854)
Debt extinguishment costs, net	-	-	21,491	-	21,491
Gain on insurance recovery	-	-	-	(1,023)	(1,023)
Unreimbursed business interruption costs	-	-	-	500	500
Non-cash charges:
Share-based compensation	3,442	3,445	3,448	4,565	14,900
Embedded derivative	(5)	(4)	(50)	-	(59)

Adjusted EBITDA (1)	$13,351	$10,551	$16,960	$30,074	$70,936

(1)	The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.